Exhibit 99.1

NEWS

RELEASE

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES THIRD QUARTER AND NINE MONTH
RESULTS

COMPANY ADDS OCEAN BOTTOM CABLE CREW AND

INCREASES BACKLOG

HOUSTON, November 9, 2007 (PR Newswire) – Geokinetics Inc. (AMEX: GOK) announced today financial results of operations for the third quarter and first nine months of 2007. Highlights include:

•                  Increased revenue by 78% and 104% for the three and nine months ending September 30, 2007, respectively.

•                  EBITDA before one-time, non-recurring charges of $3.2 million (severances and reorganization costs of processing segment) was $12.4 million for the quarter ended September 30, 2007, up from EBITDA before one-time, non-recurring charges of $1.4 million (acquisition costs) of $4.0 million for the quarter ended September 30, 2006.

•                  Net income before one-time, non-recurring charges for the third quarter was $1.7 million, compared to a net loss before one-time, non-recurring charges of $0.5 million in the same quarter last year.

•                  Prepared and outfitted new crew to support a new ocean bottom cable (OBC) offshore project in Australia, which commenced in October, increasing crew capacity to 23.

•                  Invested $43 million in the third quarter of 2007 to increase channel count for improved efficiency in the United States and provide the new Sercel SeaRay OBC

GEOKINETICS INC. (AMEX: GOK)

1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

system for the new crew in Australia, all part of the Company’s $101 million capital expenditure plan for 2007.

•                  Increased backlog to $381 million at September 30, 2007, from $321 million at the end of the second quarter and $232 million at September 30, 2006

Three Months Results

In the third quarter ended September 30, 2007, revenue increased 78% to $89.6 million compared to $50.4 million for the third quarter of 2006. Revenue growth was primarily the result of the Grant Geophysical, Inc. (“Grant”) acquisition and greater demand driving improvements in pricing and contract terms. The Company had a net loss to common stockholders of $1.5 million, or $(0.15) per diluted common share, in the third quarter of 2007, compared to a net loss of $1.9 million, or $(0.36) per diluted common share, for the same quarter in 2006. The third quarter loss in 2007 was primarily due to $3.2 million in one-time, non-recurring charges with respect to severance related to the departure of senior executives, including the Company’s President and Chief Executive Officer and the restructuring of the Company’s data processing business segment. The third quarter loss in 2006 was primarily due to $1.4 million of costs incurred to acquire Grant. Before these one-time, non-recurring charges, EBITDA increased to $12.4 million for the third quarter of 2007, compared to $4.0 million in the third quarter of 2006. Share and per share amounts are reflective of the Company’s one for ten reverse stock split which occurred in November 2006.

Nine Month Results

Revenue for the nine months ended September 30, 2007 increased 104% to $272.1 million compared to $133.3 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the Company had a net loss to common stockholders of $11.8 million, or $(1.50) per fully diluted common share, compared to net income to common stockholders of $2.0 million, or $0.34 per diluted common share, during the nine months ended September 30, 2006. The net loss in 2007 was primarily due to one-time, non-recurring charges of $6.9 million in the second quarter related to the redemption of the Company’s Floating Rate Notes, the previously noted $3.2 million of non-recurring charges in the third quarter, the impact of severe weather conditions, and an international job which was terminated after being declared force majeure by the customer. Before one-time, non-recurring charges, EBITDA was $32.0 million in the nine months ended September 30, 2007, compared to $14.6 million for the same period in 2006, an increase of 119%. Share and per share amounts are reflective of the Company’s one for ten reverse stock split which occurred in November 2006.

Backlog Increases

The Company’s backlog at the end of the third quarter reached a new quarterly high of $381 million, up from $321 million at June 30, 2007 and $232 million at the end of the third quarter of 2006. Although clients may cancel service contracts on short notice, the Company’s order book represents revenue visibility from customer commitments through 2007 and well into 2008. Approximately $209 million of the backlog is related to international business (excluding Canada), with the remaining $172 million in North America. Of the North American backlog, approximately $159 million represents work for the Company’s crews in the United States.

Operations Overview

During the third quarter, crew activity and utilization increased over the previous quarter. In the United States, eight to nine crews were actively working in Central Texas, Oklahoma   and Montana as well as the Texas/Louisiana Gulf Coast region. Outside of the United States, nine to ten crews were actively working in six countries (including one to two in Canada). Two of the Company’s Egyptian crews were combined and continued operations in that country. A new crew was prepared to support a new OBC project in Australia and was subsequently fielded in October bringing the Company’s total crew capacity to 23. In addition, equipment and crews are being prepared and mobilized for newly awarded contracts in Argentina and Angola.

In the third quarter, the Company invested $43 million to increase revenue generating capacity with new and upgraded equipment. In the United States, the Company upgraded its channels to improve efficiency and five new vibrator trucks were added to the Company’s existing fleet. Overseas, the new OBC crew for Australia was equipped and prepared for deployment. The Company has previously reflected one station of multi-component recording equipment as a single channel as these systems were not always used in a multi-component fashion.  As the Company continues to invest in multi-component equipment and this technology becomes more and more prevalent, going forward the Company will discuss total acquisition stations and total acquisition channels ( all components ) of both single-component recording equipment and multi-component recording equipment.  As of September 30, 2007, the Company had approximately 79,400 stations of single-component and 6,900 stations of multi-component recording equipment, equating to a total channel count of 100,800.  To reconcile this to the Company’s previously reported number of 82,000 channels, under its old methodology, this would equate to approximately 86,300 channels.

To further its integration efforts, effective October 31, 2007, the Company changed the legal names of its data processing subsidiary Geophysical Development Corporation (GDC) to Geokinetics Processing, Inc. and the legal names of its data acquisition subsidiaries Quantum Geophysical, Inc., Grant Geophysical, Inc. and Grant Geophysical (Int’l) Inc. to Geokinetics USA, Inc., Geokinetics International Holdings, Inc. and Geokinetics International, Inc., respectively. In November 2006, the subsidiary Trace Energy Services, Ltd was renamed Geokinetics Exploration, Inc.

As of November 5, 2007, the Company consolidated its data processing, data acquisition and corporate offices in Houston into one building, reducing future overhead expenses and increasing efficiencies.

Management Comment

Richard Miles, President and Chief Executive Officer of Geokinetics, said: “We are  pleased to report solid third quarter results and the addition of our twenty-third crew in Australia, which we have subsequently deployed to work on a new OBC project, expanding our offshore capabilities into deeper water environments. Typically, our third quarter revenues and profits increase from a traditional seasonal low in the second quarter and this year has been no exception. We expect the pace of revenue and profit growth over the next two quarters to depend, in large part, on how quickly crews can be mobilized on new projects in Angola, Argentina and Australia. We have also reorganized our processing and interpretation segment to better serve the needs of our clients and improve profitability. Our backlog remains strong and I am excited about our revenue visibility into next year. The increase in our order book is a testament to the increasing demand for our innovative solutions, which help our customers maximize the returns from their complex E&P projects. Robust customer demand is driving our capital investment decisions for adding increased revenue generating capacity. Just last quarter, we increased our capital investment plan to $101 million up from $82 million. As we expand our global footprint, our team is focused on integrating our worldwide operations for improved efficiency, profitability and shareholder value.”

Below are condensed consolidated Statements of Results of Operations. More detailed information is available in the Company’s Form 10-Q for the quarter ended September 30, 2007, which will be filed by November 14, 2007. The weighted average common shares outstanding for the third quarter of 2006 are presented after giving effect to the Company’s one for ten reverse stock split, which occurred in November 2006.

	For the Quarter Ended September 30 (in thousands)
	2007	2006
Revenue	$89,580	$50,412

Expenses:
Operating expenses	69,430	43,292
General and administrative	10,920	4,478
Depreciation and amortization	8,363	3,608
Total expenses	88,713	51,378
Other gain (loss), net	(261)	—
(Loss) income from operations	606	(966)

Other income (expense):
Interest expense, net	(413)	(1,746)
Other	659	(87)
	246	(1,833)
(Loss) income before income taxes	852	(2,799)
Provision for income taxes	1,130	(877)
Net loss (income)	$(278)	$(1,922)
Preferred stock dividend and accretion costs	1,232	—
Loss (income) applicable to common stockholders	$(1,510)	$(1,922)

Loss (income) per common share - basic	$(0.15)	$(0.36)
Loss (income) per common share - diluted	$(0.15)	$(0.36)

Weighted average common shares outstanding - basic	10,187	5,357
Weighted average common shares outstanding - diluted	10,187	5,357

	For the Nine Months Ended September 30 (in thousands)
	2007	2006
Revenue	$272,148	$133,255

Expenses:
Operating expenses	216,631	109,499
General and administrative	26,672	10,532
Depreciation and amortization	24,083	7,169
Total expenses	267,386	127,200
Other gain (loss), net	1,487	2
Income (loss) from operations	6,249	6,057

Other income (expense):
Interest expense, net (2007 includes loss on redemption of Notes of $6.9 million)	(14,175)	(1,993)
Other	1,773	(247)
	(12,402)	(2,240)
(Loss) income before income taxes	(6,153)	3,817
Provision for income taxes	2,068	1,837
Net (loss) income	$(8,221)	$1,980
Preferred stock dividend and accretion costs	3,614	—
(Loss) income applicable to common stockholders	$(11,835)	$1,980

(Loss) income per common share - basic	$(1.50)	$0.37
(Loss) income per common share - diluted	$(1.50)	$0.34

Weighted average common shares outstanding - basic	7,908	5,352
Weighted average common shares outstanding - diluted	7,908	5,781

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization. EBITDA is not a measure of financial performance derived in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance. See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Quarter Ended September 30 (in thousands)
	2007	2006

Net (Loss) Income to Common Stockholders	$(1,510)	$(1,922)
Preferred Stock Dividends and Accretion Costs	1,232	—
Net (Loss) Income	$(278)	$(1,922)
Provision for income taxes	1,130	(877)
Interest Expense, net	413	1,746
Other Expense (Income) (as defined above)	(398)	87
Depreciation and Amortization	8,363	3,608

EBITDA	$9,230	$2,642

	For the Nine Months Ended September 30
	(in thousands)
	2007	2006

Net (Loss) Income to Common Stockholders	$(11,835)	$1,980
Preferred Stock Dividends and Accretion Costs	3,614	—
Net (Loss) Income	$(8,221)	$1,980
Provision for income taxes	2,068	1,837
Interest Expense, net (2007 includes loss on redemption of Notes of $6.9 million)	14,175	1,993
Other Expense (Income) (as defined above)	(3,260)	245
Depreciation and Amortization	24,083	7,169

EBITDA	$28,845	$13,224

Webcast Information

Geokinetics has scheduled a live webcast of its financial results for the third quarter 2007 on Friday, November 9, 2007, beginning at 11:00 a.m. Eastern Standard Time and 10:00 a.m. Central Standard Time. The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section. A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407-8035 for domestic or (201) 689-8035 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com. A telephone audio replay will also be available through November 23, 2007, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID#261059. If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry. Geokinetics’ expertise is developing innovative geophysical solutions for the most difficult operating environments, including arctic, mountainous, jungle, transition zone, shallow water and offshore locations. The Company has a strong operating presence in North America and is focused on key markets internationally. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements. These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity discussed in this press release, related financial performance and statements with respect to future benefits. These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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